Exhibit 10.18

April 30, 2017

Ronit Simantov

500 East 85th Street Apt 7H

New York, NY 10028

Dear Ronit,

On behalf of Gamida Cell Inc. (the “Company”), I am pleased to offer you the position of Chief Medical Officer (“CMO”). The Company’s offer, as set forth in this letter agreement, is contingent upon your presentation to the Company of proof of your authorization to work in the United States and the approval of the Board of Directors of the Company.

The terms of your new position with the Company are as set forth below:

1.	Position. You will be the CMO reporting directly to the Chief Executive Officer (“CEO”). You will be responsible for the Clinical and Regulatory affairs Departments, and will hire additional staff for the Company and its affiliates as agreed with the CEO.

a.	Your duties and responsibilities shall include those normally associated with role of a CMO of a privately held biotech company. Until the establishment of the Company’s US East Coast Office, you will work from your home office in the State of New York. It is understood that this position will require you to travel regularly within the United States, and periodically to the Company’s headquarters in Israel.

b.	You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the CEO. It is understood that by signing this letter agreement you confirm that you are not bound by an agreement, whether formal or informal, oral or written, which conflicts with the terms of this letter agreement. You further agree that during the term of your employment with the Company, you will devote all of your business time and attention to the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria, or from serving on boards of charitable organizations, provided that such activities do not materially interfere with your obligations to the Company as described above.

2.	Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you are expected to commence this new position with the Company on or before June 1, 2017 (as applicable, the “Start Date”).

3.	Compensation. You will be paid at a monthly gross salary rate of no less than $28,333 which is equivalent to a gross salary rate of $340,000 on an annualized basis, and such compensation shall be paid to you less required and authorized deductions and withholdings (the “Base Salary”). The Base Salary will be reviewed annually as part of the Company’s normal salary review process.

4.	Incentive Bonus. You will be eligible to receive an annual cash incentive target bonus equal to 35% of your annual Base Salary. The bonus will be based on the attainment of performance goals and milestones as shall be determined by the Company’s Board of Directors, as shall be set forth in writing.

5.	One-Time Sign-On Bonus. In addition to your regular annual compensation, not later than 45 days after your Start Date, you will be given a one-time sign-on bonus in the amount of $50,000 which will be paid in accordance with the Company’s normal payroll procedures, and subject to the usual required withholdings and deductions. You understand and agree that you will reimburse the Company within 30 days of termination for the full sign-on bonus amount in the event that you resign, or your employment is terminated by the Company for Cause (as defined below), in either case prior to the one-year anniversary of the Start Date, provided that if you resign on account of Good Reason you shall not be obligated to repay the Sign-On Bonus. For purposes of this letter agreement, “Good Reason” shall take place if, within 30 days of a material reduction in your duties and obligations at the Company, you notify the Company of such circumstances qualifying as Good Reason, and the Company fails to cure such circumstances within 30 days of receiving such written notice from you.

6.	Stock Options.

a.	Initial Option Grant. The Board of Directors of Gamida Cell Ltd. (the “Board”), the parent company of the Company (the “Parent”) has adopted a Share Incentive Plan (the “Plan”). The Board will grant you options to purchase 186,574 Ordinary Shares of the Parent (“Options”). The exercise price of these Options will be determined by the Board and will be equal to the fair market value on the date of the grant. 25% of these Options will vest on the anniversary of your employment Start Date, with the balance of the Options vesting at the rate of 1/12th per quarter over the next thirty-six months following such 1-year anniversary. Vesting will depend on your continued employment with the Company. The Options will be incentive stock options to the maximum extent allowed by the United States Internal Revenue Code of 1986 and will be subject to the terms and conditions of the Plan and of an Option Agreement to be entered into between you and the Company.

b.	Subsequent Option Grants. Subject to the sole discretion of the Board, you may be eligible to receive additional grants of stock options from time to time in the future, on such new terms and subject to such conditions as the Board shall determine as of the date of any such grant.

7.	Benefits.

a.	Paid-time-off. You will be entitled to take three weeks of paid time off in the form of vacation days per calendar year, prorated for partial years of employment. It is agreed that for the period commencing on the Start Date and ending on December 31, 2017, you will be entitled to take a full three weeks of vacation, despite not being employed for the full 2017 calendar year. Please note that accrued but unused vacation time may be carried over from one year into the following year, but at no time may you accrue more than four weeks of vacation. In addition to such vacation days, the following Company-designated holidays shall be paid days off: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Eve, Christmas Day and New Year’s Eve and 5 floating holidays of your choice in coordination with the Company.

b.	In addition to vacation days and holidays, you will be entitled to take sick days off in accordance with New York City law. Accrued but unused sick time may be carried over from one calendar year into the following calendar year, and you may use up to a maximum of 40 hours per calendar year.

c.	Retirement Plan. 401K plan- The Company shall contribute funds to the Company sponsored 401k plan in accordance with the terms of such plan, as may be updated and amended from time to time. Subject to the terms of such plan, the Company will match your own contribution up to a rate of 5% of the Base Salary, subject to the applicable ceiling under law and subject to the following ratio: for the first 3% of your contribution, or part of it as applicable, the Company shall match your contribution based on a 1:1 ratio; for the additional 2% of the Company’s contribution, or part of it, as and if applicable, the Company shall match your contribution based on a 1:2 ratio (the lesser part being the Company’s contribution).

d.	Health Care Insurance. Prior to the establishment of a Company healthcare plan in the US (which is expected to be established subject to applicable law and regulations within 6 months after your Start Date), you may elect to maintain your current coverage (including medical, dental and vision coverage, as in effect pursuant to your current employer’s plan(s) as of the date of this letter agreement) via COBRA, or the New York State mini-COBRA law, and the Company shall cover the employer portion of the monthly premium fee for such coverage.

e.	Disability Coverage. You will be eligible for disability coverage in accordance with the terms of the Company’s applicable plan.

f.	Business Expenses. The Company shall reimburse you for necessary and customary business out-of-pocket expenses incurred by you, including but not limited to approved home office expenses, in accordance with the Company’s business expense policy, as may be amended from time to time. Please note that the Company will cover the cost of economy class for domestic travel, and business class for tran-Atlantic flights, in each case as coordinated with the Company.

8.	Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to me by no later than the Start Date, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is attached to this letter agreement as Schedule A (the “Confidentiality Agreement”).

9.	Term of Employment. Your employment with the Company will be for an unspecified period of time. The Company and you acknowledge and agree that your employment is and shall continue to be at-will, and that notwithstanding any other obligation under this letter agreement, your employment with the Company may be terminated for any reason by either you or the Company at any time, upon one month’s written notice. In addition, the Company shall have the right to terminate your employment immediately without notice for Cause. For purposes of this letter agreement, “Cause” shall be defined as: your (i) commission of fraud, embezzlement, gross negligence, malfeasance, an act or acts constituting a felony under the laws of the United States or any state thereof, or a willful or negligent act or omission which results in an assessment of a civil or criminal penalty against you, the Company or its affiliates; (ii) willful or continued failure to substantially perform your CMO duties pursuant to this letter agreement, after having received written notice of such failure to perform, and the opportunity to cure such failure for a period of at least 30 days; or (iii) violation of the terms of this letter agreement or of the Confidentiality Agreement attached as Schedule A.

10.	Post-Termination Severance Pay and Continued Health Coverage. In the event that your employment is terminated by the Company without Cause, or you resign from the Company on account of Good Reason (as defined above)[, for a period of 6 months following the date on which your employment is terminated, you will be entitled to receive monthly payments equal to (i) the monthly rate of your Base Salary, and (ii) the monthly rate of your health insurance premium (including medical, dental and vision coverage, as applicable), in each case as in effect on the date of your termination of employment (both such payments, collectively, the “Severance Pay”). Your entitlement to the Severance Pay shall be dependent upon your properly executing a “Separation and Release Agreement,” in a form which is materially comparable to the Separation and Release Agreement attached as Schedule B, as approved by the Company’s Board of Directors.

11.	Change of Control.

a.	In the event of a Change of Control of the Company: if your employment is terminated by the Company at any time without Cause within the 12 months following the closing of such Change in Control, then for a period of 6 months following such termination, you will be entitled to the continuation of Base Salary payments and the monetary value of health care (including medical, dental and vision coverage, as applicable) and disability benefit premiums, in each case as in effect at the time of your termination, as well as accelerated vesting of any options previously granted to you as of such date of Change in Control.

b.	For purposes of this letter agreement, a “Change of Control” shall mean a sale of all or substantially all of the shares or assets of the Company or a merger, consolidation or similar event pursuant to a transaction or series of related transactions in which a third party acquires more than fifty percent (50%) of the voting power of the Company outstanding immediately prior to such event, and the stockholders of the Company immediately prior to such event do not retain a majority of the voting power in the surviving corporation or in the parent company of the surviving entity (other than the reincorporation of the Company and other than a direct equity investment in the Company resulting in a Change of Control).

12.	Section 409A of the Internal Revenue Code of 1986, as amended. It is affirmed that with respect to any and all payments and benefits under this letter agreement, the intent is that such payments and benefits either: (i) do not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), and therefore are exempt from Section 409A, (ii) are subject to a “substantial risk of forfeiture” and are exempt from Section 409A under the “short-term deferral rule” set forth in Treasury Regulation §1.409A-1(b)(4), or (iii) are in compliance with the requirements of Section 409A. In any event, it is further confirmed that the intent is to have all provisions of this letter agreement construed, interpreted and administered in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

13.	Arbitration. Any dispute, controversy or claim arising under or in connection with this Agreement or breach hereof, aside from with respect to the Confidentiality Agreement attached as Schedule A, shall be settled via employment arbitration administered under New York law by the American Arbitration Association (“AAA”) located in the City of New York in the State of New York, and conducted in accordance with the AAA’s Employment Arbitration Rules. It is agreed that in such arbitration, the Company and you shall mutually agree upon a single arbitrator who (i) shall not amend or modify the terms of this letter agreement or of any Company policy, and (ii) shall render a decision within ten (10) business days from the closing statements or submission of post-hearing briefs by the parties to such arbitration. It is understood that (a) the arbitration award shall be final and binding, (b) any state or federal court shall have jurisdiction to enter a judgment on such award, and (c) the prevailing party shall be entitled to fees and costs to be paid for by the non-prevailing party. By signing this letter agreement, you and the Company confirm that the parties understand that they are waiving any right to a trial by jury, and are forfeiting any right to bring claims related to your employment at the Company in a court of law (other than as set forth in Schedule A), regardless of whether such claims would be based on federal, state or local law or regulations.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement, by not later than April 30, 2017 (absent which, all proposals contained herein shall expire, and the terms of this letter agreement shall be null and void). This letter agreement, together with the Confidentiality Agreement, sets forth the terms of our proposal for your employment with the Company, and supersedes any prior representations, proposals or agreements, whether written or oral.

Very truly yours,

/s/ Yael Margolin
Yael Margolin

President & CEO, Gamida Cell Inc.

ACCEPTED AND AGREED:

/s/ Ronit Simantov
Ronit Simantov

Date: 30 April 2017

SCHEDULE A: CONFIDENTIALITY AGREEMENT AND INVENTION ASSIGNMENT AGREEMENT

THIS CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT (“Confidentiality Agreement”) is entered into as of the 30th day of April 2017, by Ronit Simantov, an individual residing at [***] (the “Employee”).

WHEREAS,	the Employee wishes to be employed by Gamida Cell Inc. (collectively, with Gamida Cell Ltd., the parent company - the “Company”); and

WHEREAS,	it is critical for the Company to preserve and protect its Confidential Information (as defined below), its rights in Inventions (as defined below) and in all related intellectual property rights, and the Employee is entering into this Confidentiality Agreement as a condition to the Employee’s employment with the Company.

NOW, THEREFORE, the Employee undertakes and warrants towards the Company as follows:

References herein to the term “Company” hereafter shall include any of the Company’s direct or indirect parent, subsidiary and affiliated companies, and their respective successors and assigns.

I.	Confidentiality.

a.	The Employee acknowledges that the Employee may have access to information that relates to the Company, its business, assets, financial condition, affairs, activities, plans and projections, customers, suppliers, partners, and other third parties with whom the Company agreed or agrees, from time to time, to hold information of such party in confidence (the “Confidential Information”). Confidential Information shall include, without limitation, information, whether or not marked or designated as confidential, concerning technology, products, research and development, patents, copyrights, Inventions, trade secrets (as defined by the Defend Trade Secrets Act, 18 U.S.C. § 1833(b) and any applicable state law), test results, formulae, processes, data, know-how, marketing, promotion, business and financial plans, policies, practices, strategies, surveys, analyses and forecasts, financial information, customer lists, agreements, transactions, undertakings and data concerning employees, consultants, officers, directors, and shareholders. Confidential Information includes information in any form or media, whether documentary, written, oral, magnetic, electronically transmitted, through presentation or demonstration or computer generated. Confidential Information shall not include information that has become part of the public domain not as a result of a breach of any obligation owed by the Employee or any other third party to the Company.

b.	The Employee acknowledges and understands that the employment by the Company and the access to Confidential Information creates a relationship of confidence and trust with respect to such Confidential Information.

c.	During the term of the Employee’s employment and at any time after termination or expiration thereof, for any reason, the Employee shall keep in strict confidence and trust, shall safeguard, and shall not disclose to any person or entity, nor use for the benefit of any party other than the Company, any Confidential Information, other than with the prior express consent of the Company, unless the Employee has an independent right or obligation to make such disclosure pursuant to applicable local, state or federal law, or pursuant to the paragraph below.

Notice of Immunity: The Employee acknowledges that via this paragraph the Company is providing the Employee with written notice that the Defend Trade Secrets Act, 18 U.S.C. § I 833(b), provides immunity for the disclosure of a trade secret for the purpose of reporting a suspected violation of law and/or in an anti-retaliation lawsuit, in that (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal. state. or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law. or where such disclosure is made via a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal, and (ii) an individual who files a lawsuit for retaliation by an employer or contracting party on account of the individual having reporting a suspected violation of law, may disclose the relevant trade secret to the individual’s attorney and may use such trade secret information in the applicable court proceeding, as long as any document containing such trade secret is filed under seal, and as long as the individual docs not disclose such trade secret, except pursuant to court order.

d.	All right, title and interest in and to Confidential Information arc and shall remain the sole and exclusive property or the Company or the third party providing such Confidential Information to the Company. as the case may be. Without limitation of the foregoing. the Employee agrees and acknowledges that all memoranda. books, notes. records. email transmissions, charts, formulae. specifications. lists and other documents (contained on any media whatsoever) made, reproduced. compiled, received, held or used by the Employee in connection with the employment by the Company or that otherwise relates to any Confidential Information (the “Confidential Materials”), shall be the Company’s sole and exclusive property and shall be deemed to be Confidential Information. J\11 originals, copies, reproductions and summaries of the Confidential Materials shall be delivered by the Employee to the Company upon termination or expiration of the Employee’s employment for any reason, or at any earlier time at the request of the Company, without the Employee retaining any copies thereof.

e.	During the term of the Employee’s employment with the Company, the Employee shall not remove from the Company’s offices or premises any Confidential Materials unless and to the extent necessary in connection with the duties and responsibilities of the Employee and permitted pursuant to the then applicable policies and regulations of the Company. In the event that any such Confidential Materials are duly removed from the Company’s offices or premises, the Employee shall take all actions necessary in order to secure the safekeeping and confidentiality or such Confidential Materials and return the Confidential Materials to their proper files or location as promptly as possible after such use.

f.	During the term of the Employee’s employment with the Company. the Employee will not improperly use or disclose any Confidential Information. and will not bring onto the premises of the Company any unpublished documents or any property, in each case belonging to any former employer or any other party to whom the Employee has an obligation of confidentiality and/or non-use (including, without limitation. any academic institution or any entity related thereto), unless generally available to the public or consented to in writing by such third party.

2.	Unfair Competition and Solicitation. The Employee undertakes that during the term of employment with the Company and for a period or twelve (12) months thereafter: the Employee shall not, directly or indirectly, (i) engage or establish, either as an employee. owner, partner, agent, shareholder. director, consultant or otherwise, in any business, occupation, work or any other activity which competes with the then existing or planned business of the Company; (ii) solicit, hire or retain as an employee, consultant or otherwise, any employee or the Company or induce or attempt to induce any such employee to terminate or reduce the scope of such employee’s employment with the Company; and/or (iii) solicit or induce, or attempt to solicit or induce, any employee, consultant, service provider, agent, distributor, supplier or customer or the Company, or third party with respect to which the Company took substantial steps to engage as a customer during the period of the Employee’s employment at the Company, to terminate. reduce or modify the scope of their engagement with the Company.

The Employee acknowledges that in light of the Employee’s position with the Company and in view of the Employee’s exposure to, and involvement in, the Company’s sensitive and valuable proprietary information, intellectual property and technologies, Confidential Information and Confidential Materials (the “Company’s Major Assets”), the provisions of this Section O above are reasonable and necessary to legitimately protect the Company’s Major Assets. and are being undertaken by the Employee as a condition to the employment of the Employee by the Company. The Employee confirms that the Employee has carefully reviewed the provisions or this Section 2, fully understands the consequences thereof and has assessed the respective advantages and disadvantages to the Employee of entering into this Confidentiality Agreement and, specifically, Section 2 hereof.

3.	Ownership of Inventions.

a.	The Employee will notify and disclose in writing to the Company, or any persons designated by the Company from time to time, all information. improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws. made or conceived or reduced to practice or learned by the Employee, either alone or jointly with others, during the Employee’s employment with the Company (including after hours, on weekends or during vacation time) (all such information. improvements, inventions. formulae. processes. techniques. know-how. and data arc hereinafter referred to as the “lnvention(s)”) immediately upon discovery, receipt or invention as applicable.

b.	The Employee agrees that all of the Inventions arc, upon creation, considered Inventions of the Company, shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all patents, copyrights. trade secret and all other rights or any kind or nature, including moral rights, in connection with such Inventions. The Employee hereby irrevocably and unconditionally assigns to the Company all the following with respect to any and all Inventions: (i) patents. patent applications, and patent rights, including any and all continuations or extensions thereof; (ii) rights associated with works of authorship. including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and industrial property rights; (v) any other proprietary rights relating to intangible property including trademarks, service marks and applications thereto for, trade names and packaging and all goodwill associated with the same; and (vi) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights. The Employee also hereby forever waives and agrees never to assert any and all Moral Rights the Employee may have in or with respect to any Inventions. even alter termination of employment on behalf of the Company. “Moral Rights” means any right to claim authorship of a work. any right to object to any distortion or other modification of a work, and any similar right. existing under the law of any country in the world, or under any treaty. The Employee further acknowledges and agrees that all copyrightable works included in the Inventions shall be “works made for hire” within the meaning or the Copyright Act of 1976, as amended (17 U.S.C. §IOI) (the “Act”), and that the Company shall be the “author” within the meaning of the Act.

c.	The Employee further agrees to perform, during and after employment. all acts deemed reasonably necessary or desirable by the Company to permit and assist it. at the Company’s expense, in obtaining, maintaining, defending and enforcing the Inventions in any and all countries. Such acts may include, but are not limited to. execution of documents and assistance or cooperation in legal proceedings. The Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as the Employee’s agents and attorneys-in-fact to act for and on the Employee’s behalf and instead of the Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Employee.

d.	The Employee shall not be entitled. with respect to all or the above. to any monetary consideration or any other consideration except as explicitly set forth in the employment agreement between the Employee and the Company. Without limitation of the foregoing. the Employee irrevocably confirms that the consideration explicitly set forth in the employment agreement is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and waives any right to claim royalties or other consideration with respect to any Invention. With respect to all of the above any, any oral understanding, communication or agreement not memorialized in writing and duly signed by an authorized officer of the Company shall be void.

4.	General.

a.	The Employee represents that the performance of all the terms of this Confidentiality Agreement and the Employee’s duties as an employee of the Company does not and will not breach any invention assignment. proprietary information. non-compete. confidentiality or similar agreements with, or rules, regulations or policies of. any former employer or other party (including. without limitation. any academic institution or any entity related thereto). The Employee acknowledges that the Company is relying upon the truthfulness and accuracy of such representations in employing the Employee.

b.	The Employee acknowledges that the provisions of this Confidentiality Agreement serve as an integral part of the terms of the Employee’s employment and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject mailer hereof. The Employee hereby explicitly acknowledges that the restrictions set forth in this Confidentiality Agreement arc not greater than required and do not unduly burden the Employee.

c.	It is agreed and understood that if a court of law finds that the Employee has violated Section 2 of this Confidentiality Agreement, then the restrictions set forth in such section shall automatically be extended for any period of time for which the court finds that the Employee violated such restrictions.

d.	The Employee recognizes and acknowledges that in the event or a breach or threatened breach of this Confidentiality Agreement by the Employee, the Company may suffer irreparable harm or damage and that under such circumstances monetary remedies would be inadequate to protect against any actual or threatened breach of this Confidentiality Agreement. Without prejudice to any other rights and/or remedies otherwise available to the Company, it is therefore agreement that the Company will be entitled to the granting of equitable relict: including but not limited lo injunctive relief and specific performance. in favor of the Company without proof of actual damages to remedy or prevent any breach of this Confidentiality Agreement (without limitation to any other remedy at law or in equity).

e.	This Confidentiality Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its laws pertaining to conflict of laws. Any and all disputes in connection with this Confidentiality Agreement shall be submitted to the exclusive jurisdiction of the competent courts located in New York County. It is agreed that each party irrevocably consents to the exercise of personal jurisdiction over such party by such court, agrees that venue shall be proper in such court. and irrevocably waives and releases any and all defenses based on lack of personal jurisdiction, improper venue or forum non conveniens.

f.	If any provision of this Confidentiality Agreement is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect. such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Confidentiality Agreement only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Confidentiality Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Confidentiality Agreement. In addition, if any particular provision contained in this Confidentiality Agreement shall for any reason be held to be excessively broad as to duration. geographical scope, activity or subject. it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

g.	The provisions of this Confidentiality Agreement shall continue and remain in full force and effect following the termination or expiration of the employment relationship between the Company and the Employee, for whatever reason. This Confidentiality Agreement shall not serve in any manner so as to derogate from any of the Employee’s obligations and liabilities under any applicable law.

h.	This Confidentiality Agreement constitutes the entire agreement between the Employee and the Company with respect to the subject matter hereof and supersede all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, with respect to the subject matter hereof. No amendment of or waiver of or modification of any obligation under this Confidentiality Agreement will be enforceable unless set forth in a writing signed by an authorized officer of the Company. No delay or failure to require performance of any provision of this Confidentiality Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Confidentiality Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

i.	All notices and other communications under this Confidentiality Agreement shall be in writing and shall be given in person, by fax, electronic or certified or registered mail, and shall be deemed to have been duly given twenty-four (24) hours after transmission of a fax or electronic email, three (3) days after sending a notice by certified or registered mail. or immediately upon delivery in person or explicit confirmation of receipt.

j.	This Confidentiality Agreement, the rights of the Company hereunder, and the obligations of the Employee hereunder, will be binding upon and inure to the benefit of their respective successors, assigns. heirs. executors. administrators and legal representatives. The Company may assign any of its rights under this Confidentiality Agreement. The Employee may not assign, whether voluntarily or by operation of law, any or its obligations under this Confidentiality Agreement, except with the prior written consent of an authorized officer of the Company.

IN WITNESS WHEREOF, the undersigned, has executed this Confidentiality Agreement and Invention Assignment Agreement as of the date first mentioned above.

/s/ Ronit Simantov
Ronit Simantov

Date: 30 April 2017

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